Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of the information included in this Form S-4 Registration Statement with respect to the oil and gas reserves of Petrohawk Energy Corporation as of years ended December 31, 2007, 2008, and 2009. We hereby further consent to all references to our firm included in this Form S-4 Registration Statement and to the incorporation by reference in the Registration Statements on Forms S-8, Nos. 333-127011, 333-127012, 333-117733, 333-45298, 333-135828, 333-137346, 333-148434 and 333-161451 and the Registration Statements on Form S-3, Nos. 333-124898, 333-120881, 333-91496, 333-45586, 333-132565, 333-135830, 333-137347 and 333-161912, of such information.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Thomas J. Tella II, P.E.

Thomas J. Tella II, P.E. Senior Vice President

Dallas, Texas

September 9, 2010